Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FAMILY BENEFIT LIFE INSURANCE COMPANY
$11.05 Net Per Share in Cash
by
TRINITY LIFE INSURANCE COMPANY, a wholly-owned Subsidiary of FIRST TRINITY FINANCIAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, JEFFERSON CITY, MISSOURI TIME, ON THE NIGHT OF DECEMBER 9, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement, dated as of October 20, 2012  (the "Agreement"), by and between Trinity Life Insurance Company, an Oklahoma corporation (“Purchaser”), and a wholly-owned subsidiary of First Trinity Financial Corporation, and Family Benefit Life Insurance Company, a Missouri corporation (the “Company”).  Purchaser is offering to purchase all of the outstanding shares of common stock, $1.00 par value (the "Shares"), of the Company at a price of $11.05 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Pursuant to the Agreement, following the consummation of the Offer, Purchaser will continue to operate the Company as a life insurance and annuity company under the control of Purchaser.  It is anticipated that ultimately a subsidiary of the Purchaser will merge with the Company (the "Merger"), with the Company as surviving corporation in the Merger continuing as a wholly-owned subsidiary of Purchaser. As a result of the Merger, each outstanding share of Company common stock (other than Shares owned by any shareholder of the Company who is entitled to and properly exercises dissenters' rights under the General and Business Corporation Law of Missouri (the "MGBCL")) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes.

        The board of directors of the Company has unanimously (i) determined that the Offer is advisable, fair to and in the best interests of the Company and the shareholders of the Company, and (ii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight, Jefferson City, Missouri time, on the night of  Friday, December 9, 2011 (the "Expiration Date," unless the period during which the Offer is open is extended, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), a number of Shares which, together with Shares then owned by Purchaser , is greater than 50% of the sum of issued and outstanding Shares on the Expiration Date. The foregoing condition is referred to as the "Minimum Condition." The Minimum Condition may be waived by Purchaser only in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The Offer is also subject to other conditions described in Section 15—"Certain Conditions of the Offer." The offer for Missouri residents is subject to certain preconditions under regulations promulgated under the Missouri Takeover Bid Disclosure Act as described in Section 16 - "Certain Legal Matters; Regulatory Appeals."

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Bank of Oklahoma, N.A., in its capacity as Depositary for the Offer (the "Depositary"), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may be able to tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Gregg Zahn or Alvin Begnoche of Purchaser at 7633 E 63rd Place, Suite 230, Tulsa, Oklahoma 74133; (918)249-2438; gzahn@firsttrinityfinancial.com. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Purchaser.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Securities Sought:	All of the outstanding shares of common stock, $1.00 par value ("Shares"), of Family Benefit Life Insurance Company (the "Company").
Price Offered Per Share:	$11.05 net per Share in cash (without any interest and less any applicable withholding tax).
Scheduled Expiration Date:	12:00 midnight, Jefferson City, Missouri time, on the night of Friday, December 9, 2011, unless the offer is extended.
Purchaser:	Trinity Life Insurance Company ("Purchaser"), the wholly-owned subsidiary of First Trinity Financial Corporation ("Parent").
Purchaser Contract Information	Gregg Zahn, CEO, Trinity Life Insurance Company; 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133; (918)249-2438; gzahn@firsttrinityfinancial.com
Company's Board Recommendation:	The Company's board of directors has unanimously resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        Purchaser is offering to purchase all of the outstanding Shares at a price of $11.05 net per Share in cash (without interest and less any applicable withholding taxes), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. The following are some questions you, as a shareholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Purchaser at the address and telephone numbers set forth for the Purchaser above. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        Purchaser, a wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares. Purchaser primarily is a life insurance company located in Tulsa, Oklahoma engaged in the business of marketing, underwriting and distributing individual life and annuity insurance products in eight states. See the "Introduction" and Section 8—"Certain Information Concerning Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately all of the equity securities of, the Company. If the Offer is consummated, Purchaser intends to operate the Company as its subsidiary.  As soon as practicable after the completion of the Offer, Purchaser anticipates that it will merge the Company into a subsidiary of Purchaser with the Company continuing as the surviving corporation in the Merger. Upon consummation of such a merger, the surviving corporation would be an indirect wholly-owned subsidiary of Parent.

Is the exercise of control by Purchaser over the Company, a Missouri-domiciled insurance company, subject to approval by Missouri insurance regulators?

   Yes.  On October 14, 2011, the Director of the Missouri Insurance Department approved our application to exercise control over the Company.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $11.05 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

What are the most significant conditions to the Offer?

        We are not obligated to purchase any Shares unless, as of the Expiration Date:

• there have been validly tendered and not validly withdrawn that number of Shares which, together with Shares then owned by Purchaser, is greater than 50% of the issued and outstanding (the "Minimum Condition"); and

• we are not prohibited from consummating the Offer by any applicable law or court order.

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes. If the conditions to the Offer are satisfied, we have sufficient funds to acquire all of the Shares validly tendered in the Offer and not validly withdrawn.  The Offer is not conditioned on any financing arrangement. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

• the Offer is being made for all outstanding Shares solely for cash;

• the Offer is not subject to any financing condition;

• Purchaser will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent's financial capacity in relation to the amount of consideration payable; and

• if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger and Purchaser will have sufficient funds available to consummate the Merger in light of Parent's financial capacity in relation to the amount of consideration payable.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, Jefferson City, Missouri time, on the night of Friday, December 9, 2011, to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Agreement. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three business days. For the tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes.  We are not limited from extending the Offer beyond the Expiration Date.  In addition, following our acceptance of Shares tendered in the Offer, we may provide one or more subsequent offering periods in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended. We have not committed to provide for a subsequent offering period, although we reserve the right to do so in our discretion.

        If we extend the time period of this Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform you of that fact and will make a public announcement of the extension not later than 9:00 a.m., Jefferson City, Missouri time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares to the Depositary at:

Bank of Oklahoma, N.A.
Corporate Trust Department
One Williams Center
Tulsa, Oklahoma  74122
(918)588-6043
(918)588-6083 (Facsimile),

together with a completed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three business days. For the tender to be valid, however, the Depositary must receive the missing items within such three business days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw previously tendered Shares any time prior to the expiration of the Offer by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee prior to the expiration of the Offer to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one (with original delivered via overnight courier), with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

What does the board of directors of the Company think of the Offer?

        We are making the Offer pursuant to the Agreement, which has been unanimously approved by the board of directors of the Company (the "Company Board"). The Company Board unanimously has:

• determined that the Offer is advisable, fair to and in the best interests of the Company and the shareholders of the Company;  and

• resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If the Minimum Condition is satisfied and we accept for payment and pay for Shares representing at least one Share greater than 50% of the issued and outstanding Shares, then Purchaser intends to exercise control of the Company by, among other things, naming a majority of the members of the Company’s board of directors.  Purchaser anticipates that ultimately the Company will become a wholly-owned subsidiary of Purchaser through the Merger.  If the Minimum Condition is not satisfied, we are not required to accept the Shares for purchase. If the Merger takes place, Parent will indirectly own all of the Shares and all remaining shareholders of the Company (other than Parent, Purchaser, the Company, or any of their subsidiaries, and any shareholders who are entitled to and have properly exercised dissenters' rights under Missouri law) will receive $11.05 per Share in cash, without interest and less any applicable withholding taxes. See the "Introduction."

If I object to the price being offered, will I have dissenters' rights?

        Not in the Offer. However, if the Merger takes place after the approval of the Director of the Missouri Department of Insurance, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have certain rights under Missouri law to dissent and to demand the payment of the fair value of their Shares. If you choose to exercise your dissenters' rights in connection with the Merger and you comply with the applicable legal requirements under Missouri law, you will have the fair value of your Shares determined and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the Merger. Any determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the Offer Price. See Section 12—"Purpose of the Offer; Plans for the Company."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is completed because the Minimum Condition is satisfied, Purchaser will gain the ability to control the Company.  See “Section 11 - “The Agreement” for a description of Purchaser’s plans and obligations.  If the anticipated Merger is consummated after the approval of the Director of the Missouri Department of Insurance, subject to any dissenters' rights properly exercised under Missouri law, shareholders who did not validly tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no dissenters' rights will be available.  There is no public market for the Shares.  If the Merger for some reason is not consummated, but we purchase less than all of the tendered Shares, it is unlikely that there will ever be a market for the Shares.

What is the market value of my Shares as of a recent date?

        There is no market for the Shares.  The Company has acquired its own shares from time-to-time as we discuss below under the caption “Price Range of Shares; Dividends.”  Purchaser has acquired 401,381 Shares in individually negotiated transactions for an average price of $___ per Share.  Since the price is less than the Offer Price, the Purchaser is obligated to pay the Sellers the difference between the purchase price it actually paid and the Offer Price.

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15 are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $11.05 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

If I tender my Shares, how will that affect my right to receive any dividend declared by the Company?

        Under the Agreement, the Company is prohibited from declaring or paying any dividend or other distributions in respect of the Shares. See Section 14—"Dividends and Distributions."

What are the United States federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a United States holder (as defined below) and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if your holding period in the Shares exceeds one year. See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I talk to if I have additional questions about the Offer?

        Please contact Gregg Zahn or Alvin Begnoche of Purchaser.  Their telephone number is 918/249-2438 and Mr. Zahn’s email address is gzahnn@firsttrinityfinancial.com.

INTRODUCTION

        Trinity Life Insurance Company ("Purchaser"), an Oklahoma corporation and a wholly-owned subsidiary of First Trinity Financial Corporation ("Parent"), an Oklahoma corporation, hereby offers to purchase for cash all outstanding shares of common stock, $1.00 par value ("Shares"), of Family Benefit Life Insurance Company, a Missouri corporation (the "Company"), at a price of $11.05 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at 12:00 midnight, Jefferson City, Missouri time, on the night of Friday, December 9, 2011, unless the Offer is extended in accordance with the terms of the Agreement (as defined below) (such date and time, as may be extended, the "Expiration Date").

        The Offer is being made pursuant to the Agreement, dated as of October 20, 2011 (the "Agreement"), by and between between Purchaser and the Company. The Agreement provides that, after the purchase of Shares in the Offer, Purchaser will continue to operate the Company as a life insurance and annuity Company under the control of Purchaser.  Ultimately, Purchaser anticipates that a subsidiary of Purchaser and the Company will merge (the "Merger") with the Company continuing as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Parent (the "Surviving Corporation").  The Merger will require the approval of the Director of the Missouri Department of Insurance.  It is anticipated that at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company, Purchaser, Parent or any of their subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who are entitled to and have properly exercised their dissenters' rights under Section 351.447 and/or Section 351.455 of the General and Business Corporation Law of Missouri (the "MGBCL")), will be converted into the right to receive $11.05 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"). The Agreement is more fully described in Section 11—"The Agreement," which also contains a discussion of the treatment of options and other equity securities of the Company.

        Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, and stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Parent or Purchaser will pay all charges and expenses of Bank of Oklahoma, N.A., as Depositary for the Offer (the "Depositary"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        The board of directors of the Company (the "Company Board") has unanimously (i) determined that the Agreement and the Offer are advisable, fair to and in the best interests of the Company and the shareholders of the Company, and (ii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        A more complete description of the Company Board's reasons for authorizing and approving the Agreement and the Offer is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is being mailed to the shareholders of the Company with this Offer to Purchase.

        The Offer is conditioned upon (i) there having been validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer that number of Shares which, together with Shares then owned by Purchaser is greater than 50% of the issued and outstanding Shares on the Expiration Date, and (ii)  our not being prohibited from consummating the Offer or the Merger by any applicable law or court order.  We cannot, however, waive the Minimum Condition without the consent of the Company. See Section 15—"Certain Conditions of the Offer."

        The Company has advised Parent that, on September 30, 2011, 1,287,640 Shares were issued and outstanding.  As of the date of this Offer to Purchase, Purchaser is the owner of 401,381 Shares. Based on information provided by the Company as of September; 30, 2011, and assuming no additional Shares are issued after September 30, 2011, 242,440 Shares must be tendered in the Offer in order to satisfy the Minimum Condition.

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Jefferson City, Missouri time, on the night of Friday, December 9, 2011, unless Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

        The Offer is conditioned upon the satisfaction of certain conditions set forth in Section 15—"Certain Conditions of the Offer."

   If the Minimum Condition is satisfied and Purchaser purchases Shares tendered in the Offer, Purchaser may provide for one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act (each, a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time of not less than three not more than 20 business days in length, beginning after Purchaser initially accepts for purchase Shares tendered in the Offer, during which time shareholders may validly tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 under the Exchange Act provides that Purchaser may provide for a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding shares, (iii) Purchaser accepts and promptly pays for all Shares validly tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Jefferson City, Missouri time, on the next business day after the Expiration Date and immediately begins a Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are validly tendered during a Subsequent Offering Period, and (vi) Purchaser offers the same form and amount of consideration to holders of Shares in both the initial Offering period and a Subsequent Offering Period. Purchaser has not committed to provide for a Subsequent Offering Period, although it reserves the right to do so in its discretion. In the event that Purchaser elects to provide for a Subsequent Offering Period, it will announce such Subsequent Offering Period by issuing a press release to a national news service prior to 9:00 a.m., Jefferson City, Missouri time, on the next business day after the previously scheduled Expiration Date.

        Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied, (ii) to waive any condition to the Offer or (iii) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Jefferson City, Missouri time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be validly withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a purchaser making a tender offer pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are validly withdrawn, Purchaser is obligated to return the securities deposited by or on behalf of shareholders promptly after the termination of the Offer or withdrawal of such Shares.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

        The Company has provided Purchaser with the Company's shareholder list for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," Purchaser will accept for payment and will pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date pursuant to the Offer promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" or as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in payment for such Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder, promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a shareholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and the Share Certificates evidencing tendered Shares must be received by the Depositary at such address prior to the Expiration Date (except with respect to a Subsequent Offering Period, if it is provided), or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the Jefferson Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

i. such tender is made by or through an Eligible Institution;

ii. a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

iii. the Share Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, "business day" means any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Shareholders may challenge Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service ("IRS") a portion (at the applicable rate) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to certain shareholders of the Offer Price of Shares purchased pursuant to the Offer, each United States holder (as defined below) must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment of the Offer Price to the shareholder pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain shareholders (including, among others, certain corporations and certain foreign persons) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each tendering non-United States holder (e.g., an individual who is not a citizen or resident for United States federal income tax purposes or a foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, if not theretofore accepted for payment, at any time after 60 days from the date of this Offer to Purchase.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during a Subsequent Offering Period (if any) by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period, if it is provided, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

        The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

• a bank or other financial institution;
• a tax-exempt organization;
• a retirement plan or other tax-deferred account;
• a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
• an insurance company;
• a mutual fund;
• a real estate investment trust;
• a dealer or broker in stocks and securities, or currencies;
• a trader in securities that elects mark-to-market treatment;
• a holder of Shares subject to the alternative minimum tax provisions of the Code;
• a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
• a United States Holder whose functional currency is not the United States dollar;
• a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
• a United States expatriate.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out herein is intended only as a summary of certain material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including United States federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

        For purposes of this discussion, the term "United States holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

• an individual citizen or resident of the United States;

• a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

• an estate, the income of which is subject to United States federal income taxation regardless of its source; or

• a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder's holding period in the Shares exceeds one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States holder generally is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

        Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service ("IRS") a portion (at the applicable rate) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to certain shareholders of the Offer Price of Shares purchased pursuant to the Offer, each United States holder (as defined below) must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment of the Offer Price to the shareholder pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain shareholders (including, among others, certain corporations and certain foreign persons) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each tendering non-United States holder (e.g., an individual who is not a citizen or resident for United States federal income tax purposes or a foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

Non-United States Holders

   The following discussion applies only to non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States holders, such as:

• certain former citizens or residents of the United States;
• controlled foreign corporations;
• passive foreign investment companies;
• corporations that accumulate earnings to avoid United States federal income tax;
• investors in pass-through entities that are subject to special treatment under the Code; and
• non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

        Subject to the discussion of U.S. federal backup withholding below, payments made to a non-United States holder with respect to Shares exchanged for cash in the Offer generally will be exempt from United States federal income tax.

Backup Withholding Tax

        A non-United States holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer unless the non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States holder is not a United States person, or such non-United States holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a non-United States holder's United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer under any United States federal, state, local, foreign or other tax laws.

6.  Price Range of Shares; Dividends.

        The Shares are not listed on any securities exchange or traded in any securities market.  According to the financial statements of the Company, the Company from time to time has repurchased Shares from shareholders in need of liquidity.  The most recent average prices per Share for the year of repurchase by the Company are set forth in the following table.

Date	Price
2009	$4.57
2010	$4.68
2011	$7.00

  The transactions were negotiated on a transaction-by-transaction basis and do not represent the market value of the Shares or the intrinsic value of the Shares by any other recognized measurement of value.

   Purchaser has purchased 401,381 shares in individually negotiated transactions since July 1, 2011, at an average price per share of approximately $9.23.  Purchaser has agreed to pay to each seller of such shares an additional sum equal to the difference between negotiated purchase price and the Offer Price.

   Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

   On October 1, 2011, the Company declared a dividend of $0.30 per share to shareholders of record as of September 30, 2011.  The Company declared a dividend of $0.15 per share for shareholders of record on April 1, 2011, and a dividend of $0.15 per share for shareholders of record on April 1, 2010.

7.  Certain Information Concerning the Company.

        The following description of the Company and its business has been taken from the Company's [Annual Report] for the fiscal year ended December 31, 2010, and is qualified in its entirety by reference to such report.

        General.    The Company is a Missouri corporation with corporate headquarters located 812 Madison, Jefferson City, Missouri 65101.   The Company's telephone number at its corporate headquarters is (573) 636-3181.  The Company markets life insurance and annuities.  The Company issued 42 policies of life insurance in 2010.  As of December 31, 2010, the Company had 3,573 deferred annuities in force with reserves of $31,833,968,352 for life insurance policies in force amounting to $113,055,000 of insurance in force and $13,442,065 of reserves.  It also had $2,015,203 of dividend accumulations, $1,809,333 of premium deposit funds and 85 supplementary contracts not involving life contingencies amounting to $165,582 of deposit liabilities.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.  Certain Information Concerning Purchaser.

   Purchaser is the record holder of 401,381 Shares it has acquired in 2011.  The average price per share for the Shares was approximately $9.23.  Purchaser agreed that if it acquired additional Shares pursuant to an offer to all shareholders, the purchase price of the Shares in the individual transactions would be increased by the difference between the actual purchase price and the Offer Price.

   Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of the Company's assets during the past two years.

        None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.  Source and Amount of Funds.

        The Offer is not conditioned upon the ability of Parent or Purchaser to finance the purchase of Shares pursuant to the Offer. Based on information provided by the Company, as of September 30, 2011, there were 1,287,640 Shares issued and outstanding, which will require an aggregate of $14,228,422 to purchase such Shares at the Offer Price after taking into account the Shares Purchaser already owns. Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer is approximately $9,793,162.   Parent will cause the Purchaser to have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above. Parent expects to obtain the necessary funds from existing cash on hand within Parent.

        Purchaser does not think that the financial condition of Parent or Purchaser is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

• the Offer is not subject to any financing condition;

• the Offer is not subject to any financing condition;

• Purchaser, through its parent company, Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent's financial capacity in relation to the amount of consideration payable; and

• if Purchaser consummates the Offer, Purchaser may acquire all remaining Shares for the same cash price in the Merger and Purchaser, through its parent company, Parent, will have sufficient funds available to consummate the Merger in light of Parent's financial capacity in relation to the amount of consideration payable.

10.  Background of the Offer; Past Contacts or Negotiations with the Company.

        The Board of Directors of Parent, together with its senior management, regularly evaluates business development strategies, including strategic acquisitions. As part of this review, in 2011 Parent identified the Company as a potential acquisition candidate and determined that an acquisition of the Company could be consistent with many of Parent's business development objectives.

   Purchaser became aware that the Company may be available for sale when Gregg E. Zahn, William S. Lay and Jeffrey J. Wood, on behalf of Purchaser, met with a committee of the Company’s board of directors in March 2011.  The board of directors of the Company had appointed a three-member committee to explore the possibility of the sale of the Company.

   On March 9, 2011, Mr. Zahn and Mr. Wood met with the Company’s board of directors to introduce Purchaser to the Company.  At that time, Purchaser made a presentation concerning the sale of the Company to Purchaser and presented a draft of an agreement which provided for confidentiality.  At that meeting, the Company’s board of directors elected to postpone the consideration about the possibility of sale of the Company until the Company’s October 2011 meeting.

   In late June 2011, one of the Company’s shareholders approached Purchaser about purchasing 84,161 Shares.  The shareholder explained that because the Company was only willing to pay about $6.00 per Share to repurchase the Shares, a price below the statutory book value per share of $8.24, and the shareholder was seeking a buyer for his shares.  Purchaser purchased these Shares for a price above book value.

   After the purchase of these Shares, Purchaser understands that the shareholder contacted other shareholders including his relatives to inform them that Purchaser had purchased his Shares at an amount in excess of statutory book value. As a result, Purchaser acquired additional Shares from other shareholders.

   The Company is subject to the provisions of the Missouri Revised Statutes applicable to insurance companies (“MRS”) as a Missouri domiciled insurance company.  MRS mandates that any change of control of a Missouri insurance company must be approved in advance by the Director of the Missouri Department of Insurance.  Under the Missouri Insurance law, the acquisition of more than 10% of a Missouri insurance company is presumed to be a change of control.  The Company filed its application for change of control with the Missouri Insurance Department after the Company had acquired 9.9% of the Shares outright and had entered into an agreement to acquire an additional 5% of the Shares upon approval of the application for change of control.  The Company’s application was approved by the Director on October 14, 2011.

   On October 17, 2011, Purchaser, at the invitation of the Company’s board of directors, submitted its offer to purchase all of the issued and outstanding Shares.  On October 17, 2011, Purchaser was informed by a member of the Company’s board of directors that Purchaser’s offer was to be accepted by the Company and that the other offers received had been rejected.

   On October 19th and 20th, 2011, the Purchaser and the Company directly and through their counsel, negotiated changes in the Purchaser’s offer proposal to transform it into an agreement between the Purchaser and the Company (the “Agreement”).  The Agreement was signed by the parties on October 20, 2011.

   On October 21, 2011, the Company and the Purchaser sent a joint letter to the shareholders of the Company to notify them the Board of Directors of the Company had accepted the Purchaser’s offer at a price to be determined.

11.  The Agreement.

        The following is a summary of certain provisions of the Agreement. This summary is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as [Exhibit (d)(1)] to the Schedule TO, which is incorporated herein by reference. Copies of the Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 7—"Certain Information Concerning the Company." Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement. Shareholders and other interested parties should read the Agreement for a more complete description of the provisions summarized below.

        The Offer.    The Agreement provides that Purchaser will make an offer to purchase all of the outstanding Shares at a price determined by a formula based on estimated statutory capital of the Company as of September 30, 2011, and a specified premium over the statutory capital.  Purchaser estimated the Purchase Price to be $11.09 per share.  After the actual statutory capital was determined for September 30, 2011, the purchaser price under the Agreement was agreed to be the Offer Price.

  The Agreement provides that Purchaser will continue the marketing and sales of annuity and insurance products through the same procedures and distribution channels.  Purchaser ultimately will operate the Company as a wholly-owned subsidiary.  The timing of the Merger or deadline is not specified.  The Agreement also provides that the Company’s statutory and administrative office will remain at its current location in Jefferson City, Missouri and that current officers, management (including the President), staff, operating processes and systems will be retained.  Six members of the Company’s board of directors will continue to serve and Purchaser will designate three new members from the current officers or directors of the Company.

        Recommendation.    The Company has represented in the Agreement that the Company Board has unanimously determined that the Agreement is advisable, fair to and in the best interests of the Company and the shareholders of the Company, (ii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        No Solicitation.    From the date of the Agreement, the Company agreed that it will refrain from entertaining offers from or negotiating with third parties that would frustrate the purpose of the Agreement.

12.  Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the anticipated Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger.  The Merger will require the approval of the Director of the Missouri Department of Insurance.  After the Offer Closing, Purchaser plans to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions.

        Dissenters' Rights.    No dissenters' rights are available in connection with the Offer. However, if the anticipated Merger is consummated, shareholders of the Company who have not tendered their Shares will have certain rights under Section 351.447 and/or Section 351.455 of the MGBCL to dissent and to demand the payment of the fair value of their Shares. Shareholders who perfect their dissenters' rights by complying with the procedures set forth in Section 351.447 and/or Section 351.455 of the MGBCL will have the fair value of their Shares determined and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the Offer Price. If any shareholder who demands dissenters' rights under Section 351.447 and/or Section 351.455 fails to perfect, or effectively withdraws or loses his, her or its right to dissenters' rights, as provided in the MGBCL, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Agreement.

        The foregoing summary of the rights of dissenting shareholders under the MGBCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. If the Offer is consummated, Purchaser will provide additional information to shareholders of the Company regarding the procedures to be followed in order to exercise dissenters' rights under the MGBCL, including the text of the applicable statute of the MGBCL, in any proxy statement or merger notice delivered to shareholders of the Company in connection with the Merger.

        The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the MGBCL. Failure to follow the steps required by the MGBCL for perfecting dissenters' rights may result in the loss of such rights. Shareholders of the Company who tender shares in the Offer will not have dissenters' rights.

13.  Certain Effects of the Offer.

  [Intentionally left blank]

14.  Dividends and Distributions.

        As discussed in Section 11—"The Agreement," the Agreement provides that the Company is not permitted to declare or pay any dividend or other distributions in respect of the Shares.  Tendering your Shares in the Offer does not affect your ownership of the Shares until Purchaser accepts the tendered Shares for payment of the Offer Price after the expiration of the Offer.

15.  Certain Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights and obligations to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for any tendered Shares, and may delay the acceptance for payment of or, subject to restriction referred to above, the payment for, any tendered Shares, unless at a scheduled Expiration Date of the Offer (as it may be extended pursuant to the terms of the Agreement), each of the following conditions has been satisfied or, except for the Minimum Condition (which may be waived by Purchaser only with the prior written consent of the Company), waived by Parent or Purchaser in its sole discretion:

• the Minimum Condition shall have been satisfied;

• there shall be no law or order by any governmental entity (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, the effect of which is to, or would reasonably be expected to, directly or indirectly, (i) make illegal or otherwise prevent, prohibit or impose adverse conditions on the consummation of the Offer, or (ii) restrict, prohibit or limit in any material respect the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company, or impose any material limitation, restriction or prohibition on the ability of Purchaser or the Company to conduct its business or own such assets, in each case, that would have a material and adverse impact on the operation of the business or the Company.

        The foregoing conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (other than actions or inactions by Parent or Purchaser in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Purchaser only with the prior written consent of the Company) may be waived by Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states (including Missouri, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein.

        The Company is incorporated in Missouri and is subject to Section 351.459 of the MGBCL. In general, Section 351.459 of the MGBCL prevents an "interested shareholder" (defined generally as a person beneficially owning 20% or more of a corporation's outstanding voting stock) of a Missouri corporation from engaging in a "business combination" (defined as a variety of transactions, including mergers) with such corporation for a period of five years following the date such person became an interested shareholder unless (i) certain conditions specified in Section 351.459 of the MGBCL are met or (ii) before such person became an interested shareholder, the board of directors of the corporation approved the transaction. The Company Board approved for purposes of Section 351.459 of the MGBCL the Agreement and the Offer and has taken all appropriate action so that Section 351.459 of the MGBCL, with respect to the Company, will not be applicable to Purchaser by virtue of such actions.

        Section 351.407 of the MGBCL provides that the voting rights of shares of a covered corporation acquired by a shareholder at ownership levels of at least 20%, 33-1/3% or 50% of the outstanding voting stock (the acquisition of such shares is referred to as "control share acquisition") are denied unless the acquiring person delivers an acquiring person statement to the corporation and a majority of the outstanding shares (not including shares held by the acquiring person, officers and employee directors of the corporation) authorize the voting rights at a special meeting requested by and paid for by the acquiring person. The acquisition of the Shares by Purchaser pursuant to the Offer would have constituted a "control share acquisition" under the MGBCL. However, the MGBCL provides that if a covered corporation is an insurance company organized and doing business in Missouri, the insurance company must opt in to such statute by providing so in its by-laws. Prior to the execution of the Agreement, the Company by-laws of the Company do not provide that Section 351.407 of the MGBCL shall apply to "control share acquisitions" of shares of the Company.  In the Agreement the Company has agreed that it will not amend its by-laws.

        In addition, the Company may be subject to Sections 409.500 through 409.566 of the MGBCL. In general, Section 409.511 of the MGBCL obligates a person making a "takeover bid" (as defined in the MGBCL) of a Missouri "resident domestic corporation" (as defined in the MGBCL) to file with the Commissioner of Securities of the State of Missouri a registration statement containing the information required by Section 409.516 of the MGBCL. The Commissioner of Securities of the State of Missouri may conduct an investigation for the purpose of determining compliance with these provisions and may seek injunctions in court to stay the "takeover bid" if the Commissioner of Securities determines that person making the "takeover bid" is violating or about to violate such provisions. Purchaser have taken steps to comply with Sections 409.500 through 409.566 of the MGBCL, including filing a registration statement with the Commissioner of Securities of the State of Missouri concurrently with the commencement of this Offer. However, the effectiveness of this Offer to Missouri residents is subject to certain preconditions set forth in 15 CSR 30-57.020 of the regulations promulgated under the Missouri takeover bid statute. The preconditions include a fifteen day period in which the Missouri Securities Division Director may order a hearing over the disclosures in the offer.

The merger or acquisition of control of a Missouri-domiciled insurance company is subject to the prior approval of the Missouri Department of Insurance under Section 383.060 of Missouri Revised Statutes applicable to Insurance Holding Companies (“MRS”).  An acquisition of more than 10% of the voting securities of a Missouri domiciled insurer is presumed to be an acquisition of control.  On August 25, 2011, Trinity Life filed the necessary application with the Missouri Department of Insurance to authorize the acquisition of control of Family Benefit Life.  The application was approved by the Director of the Missouri Department of Insurance on October 14, 2011. The Merger also will require the approval of the Director of the Missouri Department of Insurance.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

17.  Fees and Expenses.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous

        In reliance on Rule 14d-10(b)(2) promulgated under the Exchange Act, the Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Bank of Oklahoma, N.A.
Corporate Trust Department
One Williams Center
Tulsa, Oklahoma  74122
(918)588-6043
(918)588-6083 (Facsimile)

Other Information:

        Questions or requests for assistance may be directed to the Purchaser at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Purchaser at the address and telephone numbers set forth below.

Trinity Life Insurance Company
7633 E 63rd Place, Suite 230
Tulsa, Oklahoma 74133
(918) 249-2438
(918)249-2478    (Facsimile)
gzahn@firsttrinityfinancial.com

Attention: Gregg Zahn
   Alvin Begnoche

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

        Directors and Executive Officers of Purchaser.

Name	Title
Gregg E. Zahn	Director, Chairman of Board, President, Chief Executive Officer
Scott J. Engebritson	Director, Vice Chairman
William S. Lay	Director, Vice President and Chief Investment Officer
Jeffrey J. Wood	Chief Financial Officer, Secretary Treasurer
Bryan Chrisman	Director
Wayne Pettigrew	Director
Tinker Owens	Director
Gary Sherrer	Director
George Peintner	Director
Bill Hill	Director
Shannon Young	Director

Background information on the officers and directors is available on the Parent’s website:  www.firsttrinityfinancial.com.